Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of NB Bancorp, Inc. of our report dated March 7, 2025, with respect to the consolidated financial statements of NB Bancorp, Inc. for the year ended December 31, 2024 appearing in the Annual Report in Form 10-K for the year ended December 31, 2024 (File No. 001-41899).

/s/ Elliott Davis, LLC

Columbia, South Carolina

April 24, 2025